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Exhibit 19-A

                            NOTICE OF TRUSERV'S 2004
                ANNUAL STOCKHOLDERS' MEETING AND PROXY STATEMENT

                            8600 W. Bryn Mawr Avenue
                               Chicago, IL 60631

February 11, 2004

Dear TruServ Stockholder:

You are cordially invited to attend TruServ Corporation's Annual Meeting of Stockholders on March 28, 2004, at 8:30 a.m. Central Standard Time. The meeting will be held in Ballroom A in the Dallas Convention Center in Dallas, Texas.

At the Annual Meeting, a vote is required to elect the eleven named directors to serve until our 2005 Annual Meeting. If you will not be attending this year's Annual Meeting, please complete and return the enclosed proxy as soon as possible authorizing Directors Bryan R. Ableidinger, Michael S. Glode and Charles W. Welch to cast your votes.

Your vote is very important. This year, TruServ has made casting your proxy vote easier than ever. You may cast your proxy vote in any of the following three ways: 1) by completing and signing the accompanying proxy card, and returning it in the envelope provided; 2) by telephone, using the instructions on your proxy card; or 3) by Internet, using the instructions on your proxy card. Please forward your proxy vote in any of these three ways prior to March 5, 2004.

For further information concerning individuals nominated for director, please read the proxy statement on the following pages.

We look forward to seeing you on March 28, 2004.

Thank you for your support of TruServ.

Sincerely,

/s/ Cathy C. Anderson

Cathy C. Anderson
Secretary

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                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD SUNDAY, MARCH 28, 2004

To the Stockholders of TruServ Corporation:

The Annual Meeting of Stockholders of TruServ Corporation, a Delaware Corporation, will be held at 8:30 a.m. Central Standard Time in Ballroom A in the Dallas Convention Center in Dallas, Texas. The Annual Meeting is for the following purposes:

1. To elect eleven (11) directors to serve for a term of one (1) year, and until their successors are elected and qualified;

2. To appoint PricewaterhouseCoopers as the independent auditors of the company for the year 2004; and

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

Election of Directors - The Board of Directors has nominated for election the eleven (11) nominees listed below.

-        Bryan R. Ableidinger

-        Laurence L. Anderson

-        Michael S. Glode

-        Thomas S. Hanemann

-        Judith S. Harrison

-        Pamela Forbes Lieberman

-        Kenneth A. Niefeld

-        David Y. Schwartz

-        Gilbert L. Wachsman

-        Brian A. Webb

-        Charles W. Welch

The shares represented by the proxy solicited by the Board of Directors will be voted in favor of the election of the above-named nominees unless otherwise indicated.

The Board of Directors knows of no reason why any nominee for director will be unable to serve if elected.

If any nominee shall become unavailable for election, it is intended that such shares shall be voted for the election of a substitute nominee selected by the persons named as proxies on the enclosed proxy ballot.

Only stockholders of record of the Class A Common Stock of the Company at the close of business on February 9, 2004, are entitled to notice of, and to vote at, the Annual Meeting.

For further information concerning individuals nominated for directors, you are respectfully urged to read the following pages.

All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to submit your proxy as promptly as possible. Any stockholder attending the meeting may vote in person at the meeting, even if the stockholder has returned a proxy.

YOU MAY SUBMIT YOUR PROXY ELECTRONICALLY, TELEPHONICALLY OR SIGN, DATE AND RETURN THE ENCLOSED PROXY TO THE COMPANY IN THE ENCLOSED, STAMPED ENVELOPE, ADDRESSED TO TRUSERV CORPORATION, C/O COMPUTERSHARE INVESTOR SERVICES, P. O. BOX A3800, CHICAGO, ILLINOIS 60690-9608.

Your vote is very important.

You are urged to vote your proxy without delay to ensure its arrival in time for the Annual Meeting. This will help ensure the presence of a quorum at the meeting.

By Order of the Board of Directors,

/s/ Cathy C. Anderson
---------------------------
Cathy C. Anderson
Secretary
Chicago, Illinois
Date of Mailing: February 11, 2004

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BRYAN R. ABLEIDINGER

Mr. Bryan Ableidinger, 55, is co-owner of Parkrose Hardware, Inc., with one True Value store located in Portland, Oregon, and the other in Vancouver, Washington.

Mr. Ableidinger joined Cotter & Company, now TruServ, in 1975. He was first elected as a board member in 2000 and was named chairman of the board in 2003.

He holds a bachelor's degree in aeronautics and astronautics from the University of Washington. In addition, Mr. Ableidinger participated for six years to the masters level in The Strategic Coach Program, an organization that assists entrepreneurs in developing their business and becoming visionary in their leadership. He completed Visionary Leadership training as well as additional courses on leadership and business development.

Mr. Ableidinger served in the U.S. Navy as a pilot for seven years. He then flew for 12 years for the Flying Tigers, a company that was acquired by Federal Express. Additional work experience includes land and building development.

LAURENCE L. ANDERSON

Mr. Laurence Anderson, 62, was first elected as a board member in 2002. He is a consultant for Associated Wholesale Grocers, a $3.1 billion wholesale cooperative that serves more than 1,000 grocery stores in Arkansas, Missouri, Kansas and Oklahoma.

In 1999, he retired from Kmart Corp., where he was executive vice president and president of Super Kmart. During his tenure, he was responsible for the operation of 102 super centers and developed an expansion strategy for each market. From 1975 to 1997, Mr. Anderson held several positions at SuperValu, Inc., an Eden Prairie, Minn.-based wholesale and retail food company, and served as executive vice president of the corporation and president of the retail food companies. He created SuperValu's "retail food group," consisting of several companies, such as Save-A-Lot, Cub Foods, and Shop N Save, operating more than 280 stores in four different formats. His background also includes positions with Supermarkets Interstate, a division of J.C. Penney, and Hinky Dinky Supermarkets.

Mr. Anderson attended Omaha University.

MICHAEL S. GLODE

Mr. Michael Glode, 54, was elected as a board member in 2003. He operates two True Value stores in Wyoming, one in Saratoga and the other in Rawlins.

He joined Cotter & Company, now TruServ, in 1970. He has extensive board experience, including as chairman of the Wyoming State Board of Education and as a member of the National Assessment Governing Board, a body created by Congress to set policy for the National Assessment of Educational Progress.

Mr. Glode holds a bachelor's degree in business administration from Creighton University and a master's degree in finance from the University of Illinois.

THOMAS S. HANEMANN

Mr. Thomas Hanemann, 64, was first elected as a board member in 2002. He retired from AutoZone, the Fortune 500 national chain of auto parts stores, as president and as a member of its board of directors.

Mr. Hanemann worked as a pharmacist until 1974 and then began a career in retailing and wholesaling with Super D Drugstores, the drugstore division of Malone & Hyde, a large New York Stock Exchange grocery wholesaler. During his tenure, he expanded the company to more than 100 stores and increased its sales to $150 million. In 1983, while serving as Super D's president, he founded Ike's Deep Discount Drugstores, a high-volume-discount retail drug chain selling health and beauty aids at deeply discounted prices.

Mr. Hanemann holds a bachelor's degree in pharmacy from the University of Tennessee.

JUDY S. HARRISON

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Ms. Judy Harrison, 50, was first elected as a board member in 2002. Ms.
Harrison, a veteran retailer and wholesaler, has extensive experience building brands and guiding top-tier companies.

Ms. Harrison has served as chief executive officer of Zanybrainy.com, and she served as president of Cigar Enterprises. In both organizations, her concept creation and focus on product mix quickly yielded bottom-line results. During her tenure as president and chief executive officer of The Monet Group, she led the organization from Chapter 11 bankruptcy to global leadership. In addition, Ms. Harrison led the turnaround of Liz Claiborne Handbags and served as chief executive officer of Yves Saint Laurent Parfums. In 2000, Ms. Harrison founded WayPoint Partners, Inc., a management consulting firm that provides strategic, operations and investment advice to a diverse client base.

She holds a bachelor of business administration degree and a masters of business administration from the University of Wisconsin-Madison, where she currently serves on the board of advisors of the Business School. She is also a member of the board of directors for The Marshall Retail Group and The Hilsinger Company. In addition, Ms. Harrison participates as a member of the Young Presidents Organization and is a trustee of the Village of Plandome, Long Island, where she resides.

PAMELA FORBES LIEBERMAN

Ms. Pamela Forbes Lieberman, 49, is president and chief executive officer of TruServ Corp. Ms. Forbes Lieberman joined TruServ in March 2001, serving as chief financial officer and added the title of chief operating officer in July 2001. In November 2001, she was appointed to the position of president and chief executive officer and board member.

Prior to joining TruServ, Ms. Forbes Lieberman was senior vice president and chief financial officer of Shoptalk, Inc., a voice application software company. Prior to Shoptalk, she was senior vice president and chief financial officer for the Martin-Brower Company, a full-line distributor of food and consumables in the McDonald's system. Ms. Forbes Lieberman served from 1993 to 1998 as vice president and chief financial officer for Fel-Pro Inc., an international market leader in the automotive aftermarket, where she orchestrated the process that led to the sale of the business to Federal Mogul Corporation. Ms. Forbes Lieberman holds a bachelor's degree in accountancy from the University of Illinois-Champaign and a masters of business administration degree from Northwestern University's J. L. Kellogg Graduate School of Management. She is a Certified Public Accountant.

KENNETH A. NIEFELD

Mr. Kenneth Niefeld, 61, was nominated as a board member in 2004. He operates True Value Hardware House in Annapolis, Maryland.

Mr. Niefeld joined Cotter & Company, now TruServ, in 1974. Before opening his hardware business, he worked for the Internal Revenue Service as an accountant and director of the Interagency Auditor Training Center.

He holds a bachelor's degree in accounting and a masters of business administration from the University of Maryland. Since joining the co-op, Mr. Niefeld has received training in plumbing, electrical, paint, Triad and TruTrac(TM).

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DAVID Y. SCHWARTZ

Mr. David Schwartz, 63, was first elected as a board member in 2002. Mr. Schwartz retired as a senior partner from Arthur Andersen in 1997. He now serves as a business advisor and consultant, principally in the retail, direct marketing and services industries.

Mr. Schwartz was with Arthur Anderson for 35 years where he had various responsibilities including as managing partner of the Chicago office attest and business consulting practice and worldwide leadership of the firm's retail industry activities.

Mr. Schwartz holds a bachelor's degree in business administration from Roosevelt University and is a Certified Public Accountant. He is also a member of the board of directors for Walgreen Co. and Foot Locker, Inc. and serves on the boards of several privately-held companies.

GILBERT L. WACHSMAN

Mr. Gilbert Wachsman, 55, was first elected as a board member in 2002. Mr. Wachsman retired from Musicland Group, Inc. as vice chairman and director in 2001 when the company was acquired by Best Buy.

At Musicland, he played a key role in leading a turnaround of the $2 billion specialty retailer from near bankruptcy to record profits. From 1995-1996, Mr. Wachsman was a senior vice president of Kmart Corp. and was responsible for its $14 billion hardlines businesses. He ran Wachsman Management Consulting, a diverse turnaround consulting practice that handled projects for multi-billion dollar retail chains, from 1990-1995.

He holds a bachelor's degree in economics from Polytechnic Institute of New York. Mr. Wachsman is also a board member of Consignment Ventures, Inc. His past outside board experience includes Bounce Networks, Inc.; Universal International, Inc.; Title Wave Music and Video, Inc.; Cincinnati Microwave, Inc.; and National Association of Record Merchandisers.

BRIAN A. WEBB

Mr. Brian Webb, 47, operates two family-owned businesses in Wisconsin -- Krueger's True Value, located outside of Neenah, and Grand Rental Station, located in Appleton. Mr. Webb's family joined Cotter & Company, now TruServ, in 1951.

Mr. Webb has been in the retail hardware business for more than 30 years. He currently is a member of the board of directors of Future Neenah, Inc. and is a founding member and current president of the Neenah West Alliance. He served two terms as the president of the Midwest Hardware Association and also served on its audit committee. He also participated on True Value's Lumber and Building Materials Marketing Ad Council. Mr. Webb attended the University of Wisconsin-Madison.

CHARLES W. WELCH

Mr. Charles Welch, 53, was elected to the board in 2003. He has two True Value Hardware stores in Vermont, one in South Royalton and the other in Woodstock. He joined Cotter & Company, now TruServ, in 1974.

His board experience includes serving as chairman of Gifford Memorial Hospital and as a director of several financial institutions. Among his other qualifications, Mr. Welch is a master plumber.

Mr. Welch earned an associate's degree in aeronautical and space engineering from Wentworth Institute in Boston, Massachusetts. Other business experience includes building and rental management and other small business endeavors